Exhibit 99.1

PRESS RELEASE

ASPEN REPORTS RESULTS FOR THIRD QUARTER AND
NINE MONTHS ENDED SEPTEMBER 30, 2016

Annualized Net Income Return on Equity of 11.2% for Third Quarter 2016 and 10.9% Through the Nine Months
Annualized Operating Return on Equity of 8.0% for Third Quarter 2016 and 7.3% Through the Nine Months
Diluted Book Value Per Share of $50.49, up 9.8% from December 31, 2015

Hamilton, Bermuda, October 26, 2016 - Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) reported today net income after tax of $95.6 million, or $1.40 per diluted share, and operating income after tax of $69.3 million, or $0.97 per diluted share, for the third quarter of 2016.

Chris O’Kane, Chief Executive Officer, commented, “Aspen’s results this quarter reflect good underwriting profitability across our business. This was demonstrated by our 93.8% combined ratio and the improved accident year ex-cat loss ratios achieved by both business segments. Premium growth in the quarter was driven by Aspen Re, where the AgriLogic business is being successfully integrated and is performing well. At Aspen Insurance, we continued our efforts to reduce volatility, while also delivering growth in targeted areas such as in our Financial and Professional lines portfolio.  We remain very disciplined in our selection of risk and continue to enhance our range of products.”(1)

_____________________
Non-GAAP financial measures are used throughout this release as defined at the end of this press release.
(1) Refer to "Forward-looking Statements Safe Harbor" at the end of this press release.

Operating highlights for the quarter ended September 30, 2016

•	Gross written premiums increased by 6.0% to $763.5 million in the third quarter of 2016 compared with $720.5 million in the third quarter of 2015

•	Combined ratio of 93.8% for the third quarter of 2016 compared with 93.4% for the third quarter of 2015

•
Net favorable development on prior year loss reserves of $35.4 million, or 5.2 combined ratio points, for the third quarter of 2016 compared with $39.0 million, or 6.1 combined ratio points, in the comparable period

•
Pre-tax catastrophe losses, net of reinsurance recoveries, totaled $24.9 million, or 3.7 combined ratio points, in the third quarter of 2016 compared with $19.1 million, or 3.0 combined ratio points, of pre-tax catastrophe losses, net of reinsurance recoveries, in the third quarter of 2015

•
Expense ratio of 36.6% in the third quarter of 2016 compared with the 36.3% in the third quarter of 2015, reflecting an increase in the general and administrative expense ratio offset by a decrease in the policy acquisition expense ratio

Operating highlights for the nine months ended September 30, 2016

•	Gross written premiums increased by 7.6% to $2,540.9 million in the first nine months of 2016 compared with $2,362.5 million in the first nine months of 2015

•	Combined ratio of 95.4% for the first nine months of 2016 compared with 92.0% for the first nine months of 2015

•
Net favorable development on prior year loss reserves of $78.2 million, or 3.9 combined ratio points, for the first nine months of 2016 compared with $97.6 million, or 5.3 combined ratio points, for the first nine months of 2015

•
Pre-tax catastrophe losses, net of reinsurance recoveries and $3.1 million of reinstatement premiums, totaled $108.7 million, or 5.4 combined ratio points, in the first nine months of 2016 compared with $44.5 million, or 2.4 combined ratio points, of pre-tax catastrophe losses, net of reinsurance recoveries, in the first nine months of 2015

•
Expense ratio of 36.7% for the first nine months of 2016 compared with 36.0% for the first nine months of 2015, reflecting an increase in the general and administrative expense ratio offset by a decrease in the policy acquisition expense ratio

Financial highlights for the quarter and nine months ended September 30, 2016

•
Annualized net income return on average equity of 11.2% and annualized operating return on average equity of 8.0% for the quarter ended September 30, 2016 compared with 2.8% and 8.4%, respectively, for the third quarter of 2015

•
Annualized net income return on average equity of 10.9% and annualized operating return on average equity of 7.3% for the first nine months of 2016 compared with 8.3% and 9.7%, respectively, for the first nine months of 2015

•
Net income per diluted share of $1.40 for the quarter ended September 30, 2016 compared with net income per diluted share of $0.30 for the quarter ended September 30, 2015, and net income per diluted share of $3.97 for the nine months ended September 30, 2016 compared with net income per diluted share of $2.80 for the nine months ended September 30, 2015

•
Operating income per diluted share of $0.97 for the quarter ended September 30, 2016 compared with operating income per diluted share of $0.93 for the quarter ended September 30, 2015, and operating income per diluted share of $2.65 for the nine months ended September 30, 2016 compared with operating income per diluted share of $3.31 for the nine months ended September 30, 2015

•	Diluted book value per share of $50.49 as at September 30, 2016 up 9.8% from December 31, 2015

Segment Highlights

Insurance

Operating highlights for Insurance for the quarter ended September 30, 2016 include:

•
Gross written premiums of $397.6 million, a decrease of 1.6% compared with $403.9 million in the third quarter of 2015, primarily due to a decrease in the Property and Casualty sub-segment, offset by growth in the Financial and Professional Lines, and Marine, Aviation and Energy sub-segments

•	Loss ratio of 57.7% compared with 55.0% for the third quarter of 2015

•
Combined ratio of 95.0% compared with 88.3% for the third quarter of 2015. The combined ratio for the third quarter of 2016 included $10.1 million, or 2.8 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries, from U.S. weather-related events. The combined ratio for the third quarter of 2015 included $2.3 million, or 0.6 percentage points, of pre-tax catastrophe losses net of reinsurance recoveries

•
Prior year favorable reserve development of $15.3 million, or 4.2 combined ratio points, compared with prior year favorable reserve development of $22.9 million, or 6.4 combined ratio points, for the third quarter of 2015

•	The accident year loss ratio excluding catastrophes for the quarter ended September 30, 2016 was 59.1% compared with 60.8% a year ago

Reinsurance

Operating highlights for Reinsurance for the quarter ended September 30, 2016 include:

•
Gross written premiums of $365.9 million, an increase of 15.6% from $316.6 million in the third quarter of 2015, with premium growth primarily in the Specialty sub-segment, including $103.3 million of premiums from AG Logic Holdings, LLC (“AgriLogic”)

•	Loss ratio of 56.5% compared with 59.7% for the third quarter of 2015

•
Combined ratio of 88.3% compared with 94.7% for the third quarter of 2015. The combined ratio for the third quarter of 2016 included $14.8 million, or 4.7 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries, primarily as a result of weather-related events in the U.S. and a hailstorm in the Netherlands. The combined ratio for the third quarter of 2015 included $16.8 million, or 5.9 percentage points, of pre-tax catastrophe losses, net of reinsurance recoveries

•
Prior year favorable reserve development of $20.1 million, or 6.4 combined ratio points, compared with $16.1 million prior year favorable reserve development, or 5.7 combined ratio points, for the third quarter of 2015

•	The accident year loss ratio excluding catastrophes for the quarter ended September 30, 2016 was 58.2% compared with 59.5% a year ago

Investment performance

Investment income of $46.4 million in the third quarter of 2016 increased by 3.1% compared to $45.0 million in the third quarter of 2015.

Aspen’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-”. The average duration of the fixed income portfolio was 3.64 years as at

September 30, 2016. The total return on Aspen’s aggregate investment portfolio was 0.50% for the three months ended September 30, 2016 and reflects gains in the fixed income and equity portfolios. In the first nine months of 2016, Aspen's aggregate investment portfolio had a total return of 3.98%.

Book yield as at September 30, 2016 on the fixed income portfolio was 2.46% compared to 2.59% as at December 31, 2015.

Capital

Total shareholders’ equity was $3.9 billion as at September 30, 2016.
During the third quarter of 2016, Aspen repurchased 144,289 ordinary shares at an average price of $45.17 per share for a cost of $6.5 million. Since the beginning of 2016, Aspen has repurchased 1,122,328 ordinary shares at an average price of $44.55 per share for a total cost of $50.0 million. Aspen had $366.3 million remaining under its current share repurchase authorization as at October 26, 2016.
On September 20, 2016, Aspen issued 10 million 5.625% Perpetual Non-Cumulative Preference Shares (the “Preference Shares”). The Preference Shares have a liquidation preference of $25 per share (or $250 million in aggregate liquidation preference). Aspen intends to use the net proceeds from the offering to redeem its outstanding 7.401% Perpetual Non-Cumulative Preference Shares and 7.250% Perpetual Non-Cumulative Preference Shares when they become redeemable on January 1, 2017 and July 1, 2017, respectively.
Earnings conference call and webcast

Aspen will host a conference call to discuss the results at 8:00 am (ET) on Thursday, October 27, 2016.

To participate in the October 27 conference call by phone
Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (844) 378 6481 (US toll free) or
+1 (412) 542 4176 (international)
Conference ID 10092461
To listen live online
Aspen will provide a live webcast on Aspen’s website at www.aspen.co.
To download the materials
The earnings press release and a detailed financial supplement will also be published on Aspen’s website at www.aspen.co.

To listen later
A replay of the call will be available approximately two hours after the end of the live call for 14 days via phone and internet. To listen to the replay by phone please dial:

+1 (877) 344 7529 (US toll free) or
+1 (412) 317 0088 (international)
Replay ID 10092461
The recording will be also available at www.aspen.co on the Event Calendar page within the Investor Relations section.
For further information please contact

Investors
Mark Jones, Senior Vice President, Investor Relations, Aspen
mark.p.jones@aspen.co
+1 (646) 289 4945

Media
Steve Colton, Group Head of Communications, Aspen
steve.colton@aspen.co
+44 20 7184 8337

International - Citigate Dewe Rogerson
Caroline Merrell or Jos Bieneman
caroline.merrell@citigatedr.co.uk
jos.bieneman@citigatedr.co.uk
+44 20 7638 9571

North America - Sard Verbinnen & Co
Paul Scarpetta or Jamie Tully
+1 (212) 687 8080

Aspen Insurance Holdings Limited
Summary consolidated balance sheet (unaudited)
$ in millions, except per share data

	As at September 30, 2016	As at December 31, 2015

ASSETS
Total investments	$8,128.8	$7,712.2
Cash and cash equivalents	1,183.3	1,099.5
Reinsurance recoverables	649.3	523.7
Premiums receivable	1,437.7	1,115.6
Other assets	746.6	597.8
Total assets	$12,145.7	$11,048.8

LIABILITIES
Losses and loss adjustment expenses	$5,246.6	$4,938.2
Unearned premiums	1,781.2	1,587.2
Other payables	551.8	451.3
Silverton loan notes	112.7	103.0
Long-term debt	549.3	549.2
Total liabilities	$8,241.6	$7,628.9

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	3,904.1	3,419.9
Total liabilities and shareholders’ equity	$12,145.7	$11,048.8

Book value per share	$51.58	$46.99
Diluted book value per share (treasury stock method)	$50.49	$46.00

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Three Months Ended
	September 30, 2016	September 30, 2015
UNDERWRITING REVENUES
Gross written premiums	$763.5	$720.5
Premiums ceded	(125.1)	(68.7)
Net written premiums	638.4	651.8
Change in unearned premiums	42.6	(11.2)
Net earned premiums	681.0	640.6
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	389.2	365.6
Amortization of deferred policy acquisition costs	130.9	132.0
General, administrative and corporate expenses	118.7	100.5
Total underwriting expenses	638.8	598.1
Underwriting income including corporate expenses	42.2	42.5
OTHER OPERATING REVENUE
Net investment income	46.4	45.0
Interest expense	(7.3)	(7.4)
Other expenses	(7.4)	(10.6)
Total other operating revenue	31.7	27.0

OPERATING INCOME BEFORE TAX	73.9	69.5

Non operating expenses	(6.3)	—
Net realized and unrealized exchange gains	11.4	4.5
Net realized and unrealized investment gains (losses)	21.5	(44.0)
INCOME BEFORE TAX	100.5	30.0
Income tax expense	(4.9)	(1.8)
NET INCOME AFTER TAX	95.6	28.2
Dividends paid on ordinary shares	(13.3)	(12.7)
Dividends paid on preference shares	(9.5)	(9.5)
Proportion due to non-controlling interest	0.2	(0.3)
Retained income	$73.0	$5.7
Components of net income (after tax)
Operating income	$69.3	$67.2
Non operating expenses	(5.8)	—
Net realized and unrealized exchange gains after tax	11.1	1.4
Net realized investment gains (losses) after tax	21.0	(40.4)
NET INCOME AFTER TAX	$95.6	$28.2

Loss ratio	57.2%	57.1%
Policy acquisition expense ratio	19.2%	20.6%
General, administrative and corporate expense ratio	17.4%	15.7%
Expense ratio	36.6%	36.3%
Combined ratio	93.8%	93.4%

Aspen Insurance Holdings Limited
Summary consolidated statement of income (unaudited)
$ in millions, except ratios

	Nine Months Ended
	September 30, 2016	September 30, 2015
UNDERWRITING REVENUES
Gross written premiums	$2,540.9	$2,362.5
Premiums ceded	(378.0)	(303.1)
Net written premiums	2,162.9	2,059.4
Change in unearned premiums	(138.0)	(215.8)
Net earned premiums	2,024.9	1,843.6
UNDERWRITING EXPENSES
Losses and loss adjustment expenses	1,188.8	1,032.2
Amortization of deferred policy acquisition costs	387.8	365.4
General, administrative and corporate expenses	354.9	298.1
Total underwriting expenses	1,931.5	1,695.7
Underwriting income including corporate expenses	93.4	147.9
OTHER OPERATING REVENUE
Net investment income	143.9	139.1
Interest expense	(22.1)	(22.1)
Other expenses	(11.4)	(14.9)
Total other operating revenue	110.4	102.1

OPERATING INCOME BEFORE TAX	203.8	250.0

Non operating expenses	(6.3)	—
Net realized and unrealized exchange losses	(14.1)	(15.9)
Net realized and unrealized investment gains (losses)	100.2	(19.8)
INCOME BEFORE TAX	283.6	214.3
Income tax expense	(8.7)	(9.1)
NET INCOME AFTER TAX	274.9	205.2
Dividends paid on ordinary shares	(39.5)	(38.1)
Dividends paid on preference shares	(28.4)	(28.4)
Proportion due to non-controlling interest	—	(0.8)
Retained income	$207.0	$137.9
Components of net income (after tax)
Operating income	$193.3	$237.4
Non operating expenses	(5.8)	—
Net realized and unrealized exchange losses after tax	(10.7)	(15.9)
Net realized investment gains (losses) after tax	98.1	(16.3)
NET INCOME AFTER TAX	$274.9	$205.2

Loss ratio	58.7%	56.0%
Policy acquisition expense ratio	19.2%	19.8%
General, administrative and corporate expense ratio	17.5%	16.2%
Expense ratio	36.7%	36.0%
Combined ratio	95.4%	92.0%

Aspen Insurance Holdings Limited
Summary consolidated financial data (unaudited)
$ in millions, except number of shares

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015

Basic earnings per ordinary share
Net income adjusted for preference share dividend and non-controlling interest	$1.43	$0.30	$4.07	$2.86
Operating income adjusted for preference share dividend and non-controlling interest	$0.99	$0.94	$2.72	$3.39
Diluted earnings per ordinary share
Net income adjusted for preference share dividend and non-controlling interest	$1.40	$0.30	$3.97	$2.80
Operating income adjusted for preference share dividend and non-controlling interest	$0.97	$0.93	$2.65	$3.31

Weighted average number of ordinary shares outstanding (in millions)	60.226	60.779	60.588	61.442

Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	61.577	62.155	62.043	62.878

Book value per ordinary share	$51.58	$46.30	$51.58	$46.30
Diluted book value per ordinary share (treasury stock method)	$50.49	$45.28	$50.49	$45.28

Ordinary shares outstanding at end of the period (in millions)	60.211	60.782	60.211	60.782

Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	61.516	62.147	61.516	62.147

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Three Months Ended September 30, 2016			Three Months Ended September 30, 2015
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$365.9	$397.6	$763.5	$316.6	$403.9	$720.5
Net written premiums	314.5	323.9	638.4	294.7	357.1	651.8
Gross earned premiums	364.3	445.5	809.8	304.6	429.0	733.6
Net earned premiums	316.3	364.7	681.0	284.6	356.0	640.6
Losses and loss adjustment expenses	178.7	210.5	389.2	169.9	195.7	365.6
Amortization of deferred policy acquisition expenses	53.0	77.9	130.9	64.8	67.2	132.0
General and administrative expenses	47.4	57.9	105.3	34.7	51.3	86.0
Underwriting income	$37.2	$18.4	$55.6	$15.2	$41.8	$57.0

Net investment income			46.4			45.0
Net realized and unrealized investment gains (losses) (1)			21.5			(44.0)
Corporate expenses			(13.4)			(14.5)
Non-operating expenses			(6.3)			—
Other expenses (2)			(7.4)			(10.6)
Interest expense			(7.3)			(7.4)
Net realized and unrealized foreign exchange gains (3)			11.4			4.5
Income before tax			$100.5			$30.0
Income tax expense			(4.9)			(1.8)
Net income			$95.6			$28.2

Ratios
Loss ratio	56.5%	57.7%	57.2%	59.7%	55.0%	57.1%
Policy acquisition expense ratio	16.8%	21.4%	19.2%	22.8%	18.9%	20.6%
General and administrative expense ratio (4)	15.0%	15.9%	17.4%	12.2%	14.4%	15.7%
Expense ratio	31.8%	37.3%	36.6%	35.0%	33.3%	36.3%
Combined ratio	88.3%	95.0%	93.8%	94.7%	88.3%	93.4%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Other expenses in the third quarter of 2016 and third quarter of 2015 included $9.8 million and $8.3 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) The total group general and administrative expense ratio includes the impact from corporate expenses

Aspen Insurance Holdings Limited
Summary consolidated segment information (unaudited)
$ in millions, except ratios

	Nine Months Ended September 30, 2016			Nine Months Ended September 30, 2015
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross written premiums	$1,216.1	$1,324.8	$2,540.9	$1,062.1	$1,300.4	$2,362.5
Net written premiums	1,070.8	1,092.1	2,162.9	975.0	1,084.4	2,059.4
Gross earned premiums	1,000.9	1,345.8	2,346.7	857.6	1,267.3	2,124.9
Net earned premiums	896.0	1,128.9	2,024.9	802.3	1,041.3	1,843.6
Losses and loss adjustment expenses	494.3	694.5	1,188.8	391.7	640.5	1,032.2
Amortization of deferred policy acquisition expenses	163.1	224.7	387.8	168.6	196.8	365.4
General and administrative expenses	130.6	173.7	304.3	102.5	151.8	254.3
Underwriting income	$108.0	$36.0	$144.0	$139.5	$52.2	$191.7

Net investment income			143.9			139.1
Net realized and unrealized investment gains (losses) (1)			100.2			(19.8)
Corporate expenses			(50.6)			(43.8)
Non-operating expenses			(6.3)			—
Other expenses (2)			(11.4)			(14.9)
Interest expense			(22.1)			(22.1)
Net realized and unrealized foreign exchange (losses) (3)			(14.1)			(15.9)
Income before tax			$283.6			$214.3
Income tax expense			(8.7)			(9.1)
Net income			$274.9			$205.2

Ratios
Loss ratio	55.2%	61.5%	58.7%	48.8%	61.5%	56.0%
Policy acquisition expense ratio	18.2%	19.9%	19.2%	21.0%	18.9%	19.8%
General and administrative expense ratio (4)	14.6%	15.4%	17.5%	12.8%	14.6%	16.2%
Expense ratio	32.8%	35.3%	36.7%	33.8%	33.5%	36.0%
Combined ratio	88.0%	96.8%	95.4%	82.6%	95.0%	92.0%

(1) Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps
(2) Other expenses in the first nine months of 2016 and first nine months of 2015 included $13.7 million and $14.5 million, respectively, related to a change in the fair value of loan notes issued by Silverton Re
(3) Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts
(4) The total group general and administrative expense ratio includes the impact from corporate expenses

About Aspen Insurance Holdings Limited
Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Australia, Bermuda, Canada, France, Germany, Ireland, Singapore, Switzerland, the United Arab Emirates, the United Kingdom and the United States. For the year ended December 31, 2015, Aspen reported $11.0 billion in total assets, $4.9 billion in gross reserves, $3.4 billion in total shareholders’ equity and $3.0 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” by Standard & Poor’s Financial Services LLC (“S&P”), an “A” (“Excellent”) by A.M. Best Company Inc. (“A.M. Best”) and an “A2” by Moody’s Investors Service, Inc. (“Moody’s”).

For more information about Aspen, please visit www.aspen.co.

(1)    Forward-looking Statements Safe Harbor
This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature.

All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside Aspen’s control that could cause actual results to differ materially from such statements.

All forward-looking statements address matters that involve risks and uncertainties.  Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: our ability to successfully implement steps to further optimize the business portfolio, ensure capital efficiency and enhance investment returns; the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the assumptions and uncertainties underlying reserve levels that may be impacted by future payments for settlements of claims and expenses or by other factors causing adverse or favorable development, including our assumptions on inflation costs associated with long-tail casualty business which could differ materially from actual experience; the impact of the vote and resulting negotiations as a result of the vote by the U.K. electorate in favor of a U.K. exit from the European Union in a recent referendum; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance industry; the models we use to assess our exposure to losses from future natural catastrophes contain inherent uncertainties and our actual losses may differ significantly from expectations; our capital models may provide materially different indications than actual results; increased competition from existing insurers and reinsurers and from alternative capital providers and insurance-linked funds and collateralized special purpose insurers on the basis of pricing, capacity, coverage terms, new capital, binding authorities to brokers or other factors and the related demand and supply dynamics as contracts come up for renewal; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; our acquisition strategy; changes in market conditions in the agriculture industry, which may vary depending upon demand for agricultural products, weather, commodity prices, natural disasters, and changes in legislation and policies related to agricultural products and producers; termination of, or changes in, the terms of the U.S. Federal Multiple Peril Crop Insurance Program or the U.S. Farm Bill, including modifications to the Standard Reinsurance Agreement put in place by the Risk Management Agency of the U.S. Department of Agriculture; the recent consolidation in the (re)insurance industry; loss of one or more of our senior underwriters or key personnel; changes in our ability to exercise capital management initiatives (including our share repurchase program) or to arrange banking facilities as a result of prevailing market conditions or changes in our financial position; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic conditions, including inflation, deflation, foreign currency exchange rates, interest rates and other factors that could affect our financial results; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; the risks associated with the management of capital on behalf of investors; evolving issues with respect to interpretation of coverage after major loss events; our ability to adequately model and price the effects of climate cycles and climate change; any intervening legislative or governmental action and changing judicial interpretation and judgments on insurers’ liability to various risks; the risks related to litigation; the effectiveness of our risk management loss limitation methods, including our reinsurance purchasing; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of one or more large losses from events other than natural catastrophes or by an unexpected accumulation of attritional losses and deterioration with loss estimates; the impact of acts of terrorism, acts of war and related legislation; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; the continuing and uncertain impact of the current depressed lower growth economic environment in many of the countries in which we operate; our reliance on information and technology and third-party service providers for our operations and systems; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; the failure of our reinsurers, policyholders, brokers or other intermediaries to honor their payment obligations; our reliance on the assessment and pricing of individual risks by third parties; our dependence on a few brokers for a large portion of our revenues; the persistence of heightened financial risks, including excess sovereign debt, the banking system and the Eurozone crisis; changes in government regulations or tax laws in jurisdictions where we conduct business; changes in accounting principles or policies or in the application of such accounting principles or policies; increased counterparty risk due to the credit impairment of financial institutions; and Aspen or Aspen Bermuda Limited becoming subject to income taxes in the United States or the United Kingdom. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (the "SEC") on February 19, 2016.  Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate represents a distribution from our internal capital model for reserving risk based on our current state of knowledge and explicit and implicit assumptions relating to the incurred pattern of claims, the expected ultimate settlement amount, inflation and dependencies between lines of business. Due to the complexity of factors contributing to losses and the preliminary nature of the information used to prepare estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amounts.

Non-GAAP Financial Measures
In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures.” Management believes that these non-GAAP financial measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measure is included in the financial supplement. Aspen's financial supplement, which was filed with the SEC on Form 8-K on October 26, 2016, can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated using operating income, as defined below, and average equity is calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares net of issuance costs and the total amount of non-controlling interest. Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. Please see page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 7 for a reconciliation of average ordinary shareholders’ equity to average shareholders’ equity.

Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized gains or losses, including net realized and unrealized gains and losses on interest rate swaps, after-tax net foreign exchange gains or losses, including net realized and unrealized gains and losses from foreign exchange contracts and certain non-operating income and expenses. In 2016, the non-operating income and expenses relate to amortization of intangible assets and other corporate activities.

Aspen excludes the items above from its calculation of operating income because they are either not expected to recur and therefore are not reflective of underlying performance or the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see page 22 of Aspen’s financial supplement for a reconciliation of operating income to net income.

Diluted Book Value per Ordinary Share is not a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 21 of Aspen’s financial supplement.

Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. Please see page 22 of Aspen’s financial supplement for a reconciliation of diluted and basic operating earnings per share to basic earnings per share.

Accident Year Loss Ratio Excluding Catastrophes is a non-GAAP financial measure.  Aspen believes that the presentation of loss ratios excluding catastrophes and prior year reserve movements supports meaningful comparison from period to period of the underlying performance of the business.  Accident year loss ratios excluding catastrophes are calculated by dividing net losses excluding catastrophe losses, net expenses and prior year reserve movements by net earned premiums excluding catastrophe-related reinstatement premiums. Aspen has defined catastrophe losses in the first nine months of 2016 as losses associated predominantly with the wildfires in Canada, weather-related events in the U.S., a hailstorm in the Netherlands and several earthquakes. Catastrophe losses in the comparable period of 2015 were defined as losses associated with storms in the U.S., Europe, New Zealand and Australia, the Chilean earthquake and wildfires in the U.S. Please see pages 10 and 11 of Aspen’s financial supplement for a reconciliation of loss ratios to accident year loss ratios excluding catastrophes.